EXHIBIT 6

                        JWB AGGRESSIVE GROWTH FUND
                          DISTRIBUTION AGREEMENT

    THIS DISTRIBUTION AGREEMENT (the "Agreement") is made as of the 8th day of December, 1995 by and among JWB AGGRESSIVE GROWTH FUND (the "Fund"), a Massachusetts Business Trust, JWB MANAGEMENT CORP. (the "Man-ager"), a Hawaii corporation, and DECLARATION DISTRIBUTORS, INC. (the "Distributor"), a Pennsylvania corporation.

                             WITNESSETH THAT:

    WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and has registered its shares of beneficial interest (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act") in one or more distinct series of Shares (the "Portfolio" or "Portfolios");

    WHEREAS, the Manager has been appointed to provide (day to day admin-istrative services to the Fund;

    WHEREAS, the Distributor is a broker-dealer registered with the U.S. Securities and Exchange Commission (the "SEC") and a member in good stand-ing of the National Association of Securities Dealers, Inc. (the "NASD");

    WHEREAS, the Fund, the Manager and the Distributor desire to enter into this Agreement pursuant to which the Distributor will provide distri-bution services to the Portfolios of the Fund identified on Schedule A, as may be amended from time to time, on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Fund, the Manager and the Distributor, intending to be legally bound hereby, agree as follows:

    1. APPOINTMENT OF DISTRIBUTOR. The Fund hereby appoints the Distribu-tor as its exclusive agent for the distribution of the Shares, and the Distributor hereby accepts such appointment under the terms of this Agree-ment. The Fund shall not sell any Shares to any person except to fill or-ders for the Shares received through the Distributor; provided, however, that the foregoing exclusive right shall not apply: (i) to Shares issued or sold in connection with the merger or consolidation of any other in-vestment company with the Fund or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company or substantially all of the outstanding shares of any such company by the Fund; (ii) to Shares which may be offered by the Fund to its shareholders for reinvestment of cash distributed from capital gains of net investment income of the Fund; or (iii) to Shares which may be issued to shareholders of other funds who exercise any exchange privilege set forth in the Fund's Prospectus. Notwithstanding any other provision hereof, the Fund may ter-minate, suspend, or withdraw the offering of the Shares whenever, in its sole discretion, it deems such action to be desirable, and the Distributor shall process no further orders for Shares after it receives notice of such termination, suspension or withdrawal.

    2. FUND DOCUMENTS. The Fund has provided the Administrator with prop-erly certified or authenticated copies of the following Fund related docu-ments in effect on the date hereof: the Fund's organizational documents, including Trust Indenture and By-Laws; the Fund's Registration Statement on Form N-1A, including all exhibits thereto; the Fund's most current Pro-spectus and Statement of Additional Information; and resolutions of the Fund's Board of Trustees authorizing the appointment of the Distributor and approving this Agreement. The Fund shall promptly provide to the Dis-tributor copies, properly certified or authenticated, of all amendments or supplements to the foregoing. The Fund shall provide to the Distributor copies of all other information which the Distributor may reasonably re-quest for use in connection with the distribution of Shares, including, but not limited to, a certified copy of all financial statements prepared for the Fund by its independent public accountants. The Fund shall also supply the Distributor with such number of copies of the current Prospec-tus, Statement of Additional Information and shareholder reports as the Distributor shall reasonably request.

    3. DISTRIBUTION SERVICES. The Distributor shall sell and repurchase Shares as set forth below, subject to the registration requirements of the 1933 Act and the rules and regulations thereunder, and the laws governing the sale of securities in the various states ("Blue Sky Laws"):

       a. The Distributor, as agent for the Fund, shall sell Shares to the public against orders therefor at the public offering price, which shall be the net asset value of the Shares then in effect.

       b. The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Addi-tional Information. The net asset value of the Shares shall be calcu-lated by the Fund or by another entity on behalf of the Fund. The Dis-tributor shall have no duty to inquire into or liability for the accu-racy of the net asset value per Share as calculated.

       c. Upon receipt of purchase instructions, the Distributor shall transmit such instructions to the Fund or its transfer agent for reg-istration of the Shares purchased.

       d. The Distributor shall also have the right to take, as agent for the Fund, all actions which, in the Distributor's judgment, are neces-sary to effect the distribution of Shares.

       e. Nothing in this Agreement shall prevent the Distributor or any "affiliated person" from buying, selling or trading any securities for its or their own account or for the accounts of others for whom it or they may be acting; provided, however, that the Distributor expressly agrees that it shall not for its own account purchase any Shares of the Fund except for investment purposes and that it shall not for its own account sell any such Shares except for redemption of such Shares by the Fund, and that it shall not undertake activities which, in its judgment, would adversely affect the performance of its obligations to the Fund under this Agreement.

       f. The Distributor, as agent for the Fund, shall repurchase Shares at such prices and upon such terms and conditions as shall be speci-fied in the Prospectus.

    4. DISTRIBUTION SUPPORT SERVICES. In addition to the sale and repur-chase of Shares, the Distributor shall perform the distribution support services set forth on Schedule B attached hereto, as may be amended from time to time. Such distribution support services shall include: Review of sales and marketing literature and submission to the NASD; NASD record-keeping; and quarterly reports to the Fund's Board of Trustees. Such dis-tribution support services may also include: fulfillment services, includ-ing telemarketing, printing, mailing and follow-up tracking of sales leads; and licensing Manager or Fund personnel as registered representa-tives of the Distributor and related supervisory activities.

    5. REASONABLE EFFORTS. The Distributor shall use all reasonable ef-forts in connection with the distribution of Shares. The Distributor shall have no obligation to sell any specific number of Shares and shall only sell Shares against orders received therefor. The Fund shall retain the right to refuse at any time to sell any of its Shares for any reason deemed adequate by it.

    6. COMPLIANCE. In furtherance of the distribution services being pro-vided hereunder, the Distributor and the Fund agree as follows:

       a. The Distributor shall comply with the Rules of Fair Practice of the NASD and the securities laws of any jurisdiction in which it sells, directly or indirectly. Shares.

       b. The Distributor shall require each dealer with whom the Distrib-utor has a selling agreement to conform to the applicable provisions of the Fund's most current Prospectus and Statement of Additional In-formation, with respect to the public offering price of the Shares.

       c. The Fund agrees to furnish to the Distributor sufficient copies of any agreements, plans, communications with the public or other ma-terials it intends to use in connection with any sales of Shares in a timely manner in order to allow the Distributor to review, approve and file such materials with the appropriate regulatory authorities and obtain clearance for use. The Fund agrees not to use any such materi-als until so filed and cleared for use by appropriate authorities and the Distributor.

       d. The Distributor, at its own expense, shall qualify as a broker or dealer, or otherwise, under all applicable Federal or state laws required to permit the sale of Shares in such states as shall be mutu-ally agreed upon by the parties; provided, however that the Distribu-tor shall have no obligation to register as a broker or dealer under the Blue Sky Laws of any jurisdiction if it determines that register-ing or maintaining registration in such jurisdiction would be uneco-nomical.

       e. The Distributor shall not, in connection with any sale or so-licitation of a sale of the Shares, or make or authorize any represen-tative, service organization, broker or dealer to make, any represen-tations concerning the Shares except those contained in the Fund's most current Prospectus covering the Shares and in communications with the public or sales materials approved by the Distributor as informa-tion supplemental to such Prospectus.

    7. EXPENSES. Expenses shall be allocated as follows:

       a. The Fund shall bear the following expenses: preparation, setting in type, and printing of sufficient copies of the prospectus and Statement of Additional Information for distribution to existing shareholders; preparation and printing of reports and other communica-tions to existing shareholders; distribution of copies of the Prospec-tus, Statement of Additional Information and all other communications to existing shareholders; registration of the Shares under the Federal securities laws; qualification of the Shares for sale in the jurisdic-tions mutually agreed upon by the Fund and the Distributor; transfer agent/shareholder servicing agent services; supplying information, prices and other data to be furnished by the Fund under this Agree-ment; and any original issue taxes or transfer taxes applicable to the sale or delivery of the Shares or certificates therefor.

       b. The Manager shall pay all other expenses incident to the sale and distribution of the Shares sold hereunder, including, without lim-itation: printing and distributing copies of the Prospectus, Statement of Additional Information and reports prepared for use in connection with the offering of Shares for sale to the public; advertising in connection with such offering, including public relations services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature; data processing necessary to sup-port a distribution effort; distribution and shareholder servicing ac-tivities of broker-dealers and other financial institutions; filing fees required by regulatory authorities for sales literature and ad-vertising materials; any additional out-of-pocket expenses incurred in connection with the foregoing and any other costs of distribution.

    8. COMPENSATION. For the distribution and distribution support ser-vices provided by the Distributor pursuant to the terms of the Agreement, the Manager shall pay to the Distributor the compensation set forth in Schedule A attached hereto, which schedule may be amended from time to time. The Manager shall also reimburse the Distributor for its out-of-pocket expenses related to the performance of its duties hereunder, in-cluding, without limitation, telecommunications charges, postage and de-livery charges, record retention costs, reproduction charges and traveling and lodging expenses incurred by officers and employees of the Distribu-tor. The Fund shall pay the Distributor's monthly invoices for distribu-tion fees and out-of-pocket expenses within five days of the respective month-end. If this Agreement becomes effective subsequent to the first day of the month or terminates before the last day of the month, the Fund shall pay to the Distributor a distribution fee that is prorated for that part of the month in which this Agreement is in effect. All rights of com-pensation and reimbursement under this Agreement for services performed by the Distributor as of the termination date shall survive the termination of this Agreement.

    9. USE OF DISTRIBUTOR'S NAME. The Fund shall not use the name of the Distributor or any of its affiliates in the Prospectus, Statement of Addi-tional Information, sales literature or other material relating to the Fund in a manner not approved prior thereto in writing by the Distributor; provided, however, that the Distributor shall approve all uses of its and its affiliates' names that merely refer in accurate terms to their ap-pointments or that are required by the Securities and Exchange Commission (the "SEC") or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

    10. USE OF FUND'S NAME. Neither the Distributor nor any of its affili-ates shall use the name of the Fund or material relating to the Fund on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by the Fund; pro-vided, however, that the Fund shall approve all uses of its name that merely refer in accurate terms to the appointment of the Distributor here-under or that are required by the SEC or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

    11. LIABILITY OF DISTRIBUTOR. The duties of the Distributor shall be limited to those expressly set forth herein, and no implied duties are as-sumed by or may be asserted against the Distributor hereunder. The Dis-tributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence, or reckless dis-regard of its obligations and duties under this Agreement. As used in this
Section 9 and in Section 10 (except the second paragraph of Section 10), the term "Distributor" shall include Directors, officers, employees and other agents of the Distributor.

    12. INDEMNIFICATION OF DISTRIBUTOR. The Fund shall indemnify and hold harmless the Distributor against any and all liabilities, losses, damages, claims and expenses (including, without limitation, reasonable attorneys' fees and disbursements and investigation expenses incident thereto) which the Distributor may incur or be required to pay hereafter, in connection with any action, suit or other proceeding, whether civil or criminal, be-fore any court or administrative or legislative body, in which the Dis-tributor may be involved as a party or otherwise or with which the Dis-tributor may be threatened, by reason of the offer or sale of the Fund shares prior to the effective date of this Agreement.

    Any Director, officer, employee, shareholder or agent of the Distribu-tor who may be or become an officer, Trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Distributor's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a Director, officer, employee, shareholder or agent, or one under the control or direction of the Dis-tributor, even though receiving a salary from the Distributor.

    The Fund agrees to indemnify and hold harmless the Distributor, and each person, who controls the Distributor within the meaning of Section 15 of the 1933 Act, or Section 20 of the Securities Exchange Act of 1934, as amended ("1934 Act"), against any and all liabilities, losses, damages, claims and expenses, joint or several (including, without limitation, rea-sonable attorneys' fees and disbursements and investigation expenses inci-dent thereto) to which they, or any of them, may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other Federal or state laws or regulations, at common law or otherwise, insofar as such liabilities, losses, damages, claims and expenses (or actions, suits or proceedings in respect thereto) arise out of or relate to any untrue statement or alleged untrue statement of a material fact contained in a Prospectus, Statement of Additional Information, supplement thereto, sales literature or other written information prepared by the Fund and provided by the Fund to the Distributor for the Distributor's use hereunder, or arise out of or relate to any omission or alleged omission to state therein a material fact re-quired to be stated therein or necessary to make the statements therein not misleading. The Distributor (or any person controlling the Distribu-tor) shall not be entitled to indemnity hereunder for any liabilities, losses, damages, claims or expenses (or actions, suits or proceedings in respect thereof resulting from (i) an untrue statement or omission or al-leged untrue statement or omission made in the Prospectus, Statement of Additional Information, or supplement, sales or other literature, in reli-ance upon and in conformity with information furnished in writing to the Fund by the Distributor specifically for use therein or (ii) the Distribu-tor's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations in the performance of this Agree-ment.

    The Distributor agrees to indemnify and hold harmless the Fund, and each person who controls the Fund within the meaning of Section 15 of the 1933 Act, or Section 20 of the 1934 Act, against any and all liabilities, losses, damages, claims and expenses, joint or several (including, without limitation reasonable attorneys' fees and disbursements and investigation expenses incident thereto) to which they, or any of them, may become sub-ject under the 1933 Act, the 1934 Act, the 1940 Act or other Federal or state laws, at common law or otherwise, insofar as such liabilities, losses, damages, claims or expenses arise out of or relate to any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or Statement of Additional Information or any supplement thereto, or arise out of or relate to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if based upon information furnished in writing to the Fund by the Distributor specifically for use therein.

    A party seeking indemnification hereunder (the "Indemnitee") shall give prompt written notice to the party from whom indemnification is sought ("Indemnitor") of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Sec-tion; provided, however, that failure to notify the Indemnitor of such written assertion or claim shall not relieve the Indemnitor of any liabil-ity arising from this Section. The Indemnitor shall be entitled, if it so elects, to assume the defense of any suit brought to enforce a claim sub-ject to this Indemnity and such defense shall be conducted by counsel cho-sen by the Indemnitor and satisfactory to the Indemnitee; provided, how-ever, that if the defendants include both the Indemnitee and the Indemni-tor, and the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or ad-ditional to those available to the Indemnitor ("conflict of interest"), the Indemnitor shall not have the right to elect to defend such claim on behalf of the Indemnitee, and the Indemnitee shall have the right to se-lect separate counsel to defend such claim on behalf of the Indemnitee. In the event that the Indemnitor elects to assume the defense of any suit pursuant to the preceding sentence and retains counsel satisfactory to the Indemnitee, the Indemnitee shall bear the fees and expenses of additional counsel retained by it, except for reasonable investigation costs which shall be borne by the Indemnitor. If the Indemnitor (i) does not elect to assume the defense of a claim, (ii) elects to assume the defense of a claim but chooses counsel that is not satisfactory to the Indemnitee or
(iii) has no right to assume the defense of a claim because of a conflict of interest, the Indemnitor shall advance or reimburse the Indemnitee, at the election of the Indemnitee, reasonable fees and disbursements of any counsel retained by Indemnitee, including reasonable investigation costs.

    13. DUAL EMPLOYEES. The Manager agrees that only its employees who are registered representatives of the Distributor ("dual employees") shall offer or sell Shares of the Portfolios and further agrees that the activi-ties of any such employees as registered representatives of the Distribu-tor shall be limited to offering and selling Shares. If there are dual em-ployees, one employee of the Manager shall register as a principal of the Distributor and assist the Distributor in monitoring the marketing and sales activities of the dual employees. The Manager shall maintain errors and omissions and fidelity bond insurance policies providing reasonable coverage for its employees activities and shall provide copies of such policies to the Distributor. The Manager shall indemnify and hold harmless the Distributor against any and all liabilities, losses, damages, claims and expenses (including reasonable attorneys' fees and disbursements and investigation costs incident thereto) arising from or related to the Man-ager's employees' activities as registered representatives of the Distrib-utor, including, without limitation, any and all such liabilities, losses, damages, claims and expenses arising from or related to the breach by such dual employees of any rules or regulations of the NASD or SEC.

    14. FORCE MAJEURE. The Distributor shall not be liable for any delays or errors occurring by reason of circumstances not reasonably foreseeable and beyond its control, including, but not limited, to acts of civil or military authority, national emergencies, work stoppages, fire, flood, ca-tastrophe, acts of God, insurrection, war, riot or failure of communica-tion or power supply. In the event of equipment breakdowns which are be-yond the reasonable control of the Distributor and not primarily attribut-able to the failure of the Distributor to reasonably maintain or provide for the maintenance of such equipment, the Distributor shall, at no addi-tional expense to the Fund, take reasonable steps in good faith to mini-mize service interruptions, but shall have no liability with respect thereto.

    15. SCOPE OF DUTIES. The Distributor and the Fund shall regularly con-sult with each other regarding the Distributor's performance of its obli-gations and its compensation under the foregoing provisions. In connection therewith, the Fund shall submit to the Distributor at a reasonable time in advance of filing with the SEC copies of any amended or supplemented Registration Statement of the Fund (including exhibits) under the 1940 Act and the 1933 Act, and at a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Fund. Any change in such materials that would require any change in the Distributor's obligations under the fore-going provisions shall be subject to the Distributor's approval. In the event that a change in such documents or in the procedures contained therein increases the cost or burden to the Distributor of performing its obligations hereunder, the Distributor shall be entitled to receive rea-sonable compensation therefore.

    16. DURATION. This Agreement shall become effective as of the date first above written, and shall continue in force for two years from that date and thereafter from year to year, provided continuance is approved at least annually by either (i) the vote of a majority of the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of those Trustees of the Fund who are not interested persons of the Fund, and who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval.

    17. TERMINATION. This Agreement shall terminate as follows:

       a. This Agreement shall terminate automatically in the event of its assignment.

       b. This Agreement shall terminate upon the failure to approve the continuance of the Agreement after the initial two year term as set forth in Section 14 above.

       c. This Agreement shall terminate at any time upon a vote of the majority of the Trustees who are not interested persons of the Fund or by a vote of the majority of the outstanding voting securities of the Fund, upon not less than 60 days prior written notice to the Distribu-tor.

       d. The Distributor may terminate this Agreement upon not less than 60 days prior written notice to the Fund.

    Upon the termination of this Agreement, the Fund shall pay to the Dis-tributor such compensation and out-of-pocket expenses as may be payable for the period prior to the effective date of such termination. In the event that the Fund designates a successor to any of the Distributor's ob-ligations hereunder, the Distributor shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by the Distributor pursuant to the foregoing provisions.

    Sections 7, 8, 9. 10, 11, 12, 13, 14, 15, 17, 21, 22, 24, 25 and 26
shall survive any termination of this Agreement.

    18. AMENDMENT. The terms of this Agreement shall not be waived, al-tered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Fund and shall not become effective unless its terms have been approved by the majority of the Trustees of the Fund or by a "vote of majority of the outstanding voting securities" of the Fund and by a majority of those Trustees who are not "interested persons" of the Fund or any party to this Agreement.

    19. NON-EXCLUSIVE SERVICES. The services of the Distributor rendered to the Fund are not exclusive. The Distributor may render such services to any other investment company.

    20. DEFINITIONS. As used in this Agreement, the terms "vote of a ma-jority of the outstanding voting securities," "assignment," "interested person" and "affiliated person" shall have the respective meanings speci-fied in the 1940 Act and the rules enacted thereunder as now in effect or hereafter amended.

    21. CONFIDENTIALITY. The Distributor shall treat confidentially and as proprietary information of the Fund all records and other information re-lating to the Fund and prior, present or potential shareholders and shall not use such records and information for any purpose other than perfor-mance of its responsibilities and duties hereunder, except as may be re-quired by administrative or judicial tribunals or as requested by the Fund.

    22. NOTICE. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight cou-rier service (appropriately marked for overnight delivery) or upon trans-mission if sent by telex or facsimile (with request for immediate confir-mation of receipt in a manner customary for communications of such respec-tive type and with physical delivery of the communication being made by one or the other means specified in this Section 20 as promptly as practi-cable thereafter). Notices shall be addressed as follows:

       (a) if to the Fund:

           John W. Bagwell, Trustee
           JWB Aggressive Growth Fund
           Century Square Building
           1188 Bishop St., Suite #1712
           Honolulu, HI 96813

       (b) if to the Manager:

           John W. Bagwell, CEO
           JWB Management Corp.
           Century Square Building
           1188 Bishop St., Suite #1712
           Honolulu, HI 96813

       (c) if to the Distributor:

           Terence P. Smith, President
           Declaration Distributors, Inc.
           555 North Lane, Suite 6160
           Conshohocken, PA 19428

or to such other respective addresses as the parties shall designate by like notice, provided that notice of a change of address shall be effec-tive only upon receipt thereof.

    23. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remain-der of this Agreement shall not be affected thereby.

    24. GOVERNING LAW. This Agreement shall be administered, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania to the extent that such laws are not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time.

    25. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto.

    26. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction. This Agreement may be exe-cuted in two counterparts, each of which taken together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                            JWB Aggressive Growth Fund
                                            By: /s/ John W. Bagwell
                                            John W. Bagwell, Trustee

                                            JWB Management Corp.
                                            By: /s/ John W. Bagwell
                                            John W. Bagwell, CEO

                                            Declaration Distributors, Inc.
                                            By: /s/ Terence P. Smith
                                            Terence P. Smith, President

                                SCHEDULE A
                        JWB AGGRESSIVE GROWTH FUND

                        Portfolio and Fee Schedule

Portfolios covered by Distribution Agreement:

                        JWB AGGRESSIVE GROWTH FUND

Fees for distribution and distribution support services on behalf of the Portfolios:

   For the first year of contract       $500 per State where Fund
                                          is Registered for Sale

   For the second year of contract      $750 per State where Fund is
                                          Registered for sale

   Thereafter                           $20,000 per year

The above fees are payable to the Distributor on earliest of the Date of the Agreement, or the Date the Fund is registered for sale in a State.

The Manager will pay all out-of-pocket expenses of the Distributor such as: State Registration Fees (if applicable to Fund only), printing, copy-ing, postage, representative registrations (where necessary and required), courier, telephone, travel, and other normal miscellaneous expenses.

                                SCHEDULE B
                        JWB AGGRESSIVE GROWTH FUND

                       Distribution Support Services

1. Review and submit for approval all advertising and promotional materi-als.

2. Maintain all books and records required by the NASD.

3. Prepare quarterly reports to Board of Trustees relating to distribu-tion activities.

4. Subject to approval of Distributor, license personnel as registered representatives of the Distributor.

5. Telemarketing services (fees to be negotiated separately from this Agreement).

6. Fund fulfillment services, including sampling prospective shareholders inquiries and related mailings (fees to be negotiated separately from this Agreement).